EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS

York, Pennsylvania, August 5, 2021:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the second quarter and the first six months of 2021.

President Hand reported that second quarter operating revenues of $13,801,000 increased $481,000 and net income of $4,484,000 increased $302,000 compared to the second quarter of 2020.  Basic and Diluted Earnings per share of $0.35 for the three-month period increased $0.03 compared to the same period last year.  Increased revenues were primarily due to growth in the customer base and higher billing and revenue collection services.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

President Hand also reported that the first six months operating revenues of $26,882,000 increased $685,000 and net income of $8,189,000 increased $5,000 compared to the first six months of 2020 which included a non-recurring gain on life insurance of $515,000 not repeated in 2021.  Increased revenues were primarily due to growth in the customer base and higher billing and revenue collection services.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  Basic and Diluted Earnings per share were $0.63 for the six-month period, the same as the first six months of last year.

During the first six months of 2021, the Company invested $16.0 million in construction expenditures for an upgrade to the enterprise software system as well as various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $16.5 million in 2021, excluding acquisitions, for additional main extensions, an elevated water tank, completion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2021	2020	2021	2020
Operating Revenues	$13,801	$13,320	$26,882	$26,197
Net Income	$4,484	$4,182	$8,189	$8,184
Average Number of Common Shares Outstanding	13,069	13,022	13,062	13,016
Basic and Diluted Earnings Per Common Share	$0.35	$0.32	$0.63	$0.63
Dividends Declared Per Common Share	$0.1874	$0.1802	$0.3748	$0.3604

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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